                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 333-99451

                       Chase Mortgage Finance Corporation
             (Exact name of registrant as specified in its charter)

                               343 Thornall Street
                                Edison, NJ 08837
                                 (732) 205-0600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Multi-Class Mortgage Pass-Through Certificates, Series 2003-S5
            (Title of each class of securities covered by this Form)

                                 Not Applicable

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]                Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12h-3(b)(1)(i)   [X]                Rule 15d-6               [ ]

         Approximate number of holders of record as of the certification or notice date: 26

         Pursuant to the requirements of the Securities Exchange Act of 1934 Chase Manhattan Acceptance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated as of February 27, 2004                        BY: /s/ Bruce J. Friedman
                                                         ---------------------
                                                     Name: Bruce J. Friedman
                                                     Title: Vice President